Exhibit 10(a)
PARKER-HANNIFIN CORPORATION
2022 PERFORMANCE BONUS PLAN

Purpose. The purpose of this 2022 Performance Bonus Plan (the "Plan") is to attract and retain key executives for Parker-Hannifin Corporation, an Ohio corporation (the "Corporation"), and its Subsidiaries and to provide such persons with incentives for superior performance.

Definitions. The following capitalized words as used in this Plan shall have the following meanings:

"Board" means the Board of Directors of the Corporation.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Committee" means the Human Resources and Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Corporation, each of whom shall qualify as an "outside director.”.

"Common Shares" means the Corporation's common shares of the par value of $.50 per share.

"Eligible Executive" means the Corporation's Chief Executive Officer and any other executive officer or other employee of the Corporation designated by the Committee.

"Incentive Bonus" shall mean, for each Eligible Executive, an award opportunity determined by the Committee pursuant to Section 5 below, which may be a Short-Term Incentive Bonus or a Long-Term Incentive Bonus.

"Long-Term Incentive Bonus" shall mean, for each Eligible Executive, an Incentive Bonus designated as such by the Committee determined with respect to a Performance Period (or a combination of a Performance Period and an additional required period of service) longer than one year.

"Management Objectives" means the achievement of a short-term or long-term performance objective or objectives established pursuant to this Plan for Eligible Executives. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Corporation or Subsidiary in which the Eligible Executive is employed. The Management Objectives shall be limited to specified levels of, growth in, or relative peer company performance in one or more of the following:

Exhibit 10(a)
(i) earnings per share;

(ii) return on invested capital;

(iii ) return on total capital;

(iv) return on total assets;

(v) return on net assets;

(vi) return on equity;

(vii) total shareholder return;

(viii) revenue;

(ix) cash flow, free cash flow or free cash flow margin;

(x) net income;

(xi) operating profit;

(xii) pre-tax income;

(xiii) earnings before interest, taxes, depreciation and/or amortization costs;

(xiv) productivity;

(xv) customer satisfaction;

(xvi) employee satisfaction;

(xvii) economic value added; and

(xviii) stock price.

Exhibit 10(a)
"Performance Period" means a period of time established by the Committee, in its sole discretion, within which the Management Objectives relating to an Incentive Bonus are to be achieved. The Committee may establish different Performance Periods for different Eligible Executives, and the Committee may establish concurrent or overlapping Performance Periods.

"Regulations" mean the Treasury Regulations promulgated under the Code, as amended from time to time.

"Short-Term Incentive Bonus" means, for each Eligible Executive, an Incentive Bonus designated as such by the Committee and determined with respect to a Performance Period (or a combination of a Performance Period and an additional required period of service) of one year or less.

"Subsidiary" means a corporation, partnership, joint venture, unincorporated association or other entity in which the Corporation has a direct or indirect ownership or other equity interest.

Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and to adopt regulations for the administration of the Plan. The Committee shall have the exclusive right to establish Management Objectives and the amount of any Incentive Bonus payable to each Eligible Executive upon the achievement of the specified Management Objectives.

Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

Awards.

Not later than the earlier of (i) the 90th day of each Performance Period, or (ii) the expiration of 25% of the Performance Period, the Committee shall establish the Management Objective or Management Objectives for each Incentive Bonus granted to an Eligible Executive for such Performance Period and the amount of the Incentive Bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. With respect to any Performance Period, the Committee may grant to any Eligible Executive more than one Short-Term Incentive Bonus, and more than one Long-Term Incentive Bonus, as applicable. The Committee may further specify in respect of the specified Management Objectives for an Incentive Bonus a minimum acceptable level of achievement below which no Incentive Bonus payment will be made and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives. The Management Objectives established by the Committee for an Incentive Bonus shall have any reasonable definitions that the Committee may specify within the period specified in this Section 5(a), which may include or

Exhibit 10(a)
exclude any items specified by the Committee, including but not limited to any or all of the following items: discontinued operations, extraordinary, unusual, non-recurring or special items, effects of accounting changes, effects of currency or interest rate fluctuations, effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities), changes in tax rates, expenses for restructuring or productivity initiatives, litigation losses, non-operating items, effects of acquisitions or divestitures and changes of law or regulation affecting the Corporation's business.

The Committee retains the discretion to reduce (but not to increase) the amount of any Incentive Bonus that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

Notwithstanding any other provision of the Plan to the contrary, in no event shall (i) the aggregate amount of the Short-Term Incentive Bonuses paid to the Chief Executive Officer under the Plan for a Performance Period exceed either $4 million or 300% of base salary; (ii) the aggregate amount of the Short-Term Incentive Bonuses paid to an Eligible Executive (other than the Chief Executive Officer) under the Plan for a Performance Period exceed either $2 million or 200% of base salary; (iii) the aggregate amount of the Long-Term Incentive Bonuses paid to the Chief Executive Officer under the Plan for a Performance Period exceed $8.5 million in cash or 200,000 Common Shares; or (iv) the aggregate amount of the Long-Term Incentive Bonuses paid to an Eligible Executive (other than the Chief Executive Officer) under the Plan for a Performance Period exceed $3.5 million in cash or 100,000 Common Shares. The limit on the number of Common Shares that may be paid to an Eligible Executive as Long-Term Incentive Bonuses and the kind of shares covered thereby shall be adjusted by the Committee as it may deem equitable to reflect any (a) stock dividend, stock split, combination of Common Shares, recapitalization or other change in the capital structure of the Corporation, or (b) merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or
(c) other corporate transaction or event having an effect similar to any of the foregoing.

Committee Certification. As soon as reasonably practicable after the end of each Performance Period, the Committee shall determine whether each Management Objective has been achieved and the amount of any Incentive Bonus to be paid to each Eligible Executive for such Performance Period and shall certify such determinations in writing.

Payment of Incentive Bonuses. Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus, Incentive Bonuses payable in cash shall be paid within 30 days after written certification pursuant to Section 6, but in no event later than two and a half months from the end of the Corporation's last fiscal year to which the award relates. Short-Term Incentive Bonuses shall be paid in cash. Long-Term Incentive Bonuses may, at the discretion of the Committee, be paid in cash and/or Common Shares (or any

Exhibit 10(a)
award based on or denominated in Common Shares) issued pursuant to the Corporation's equity compensation plans in existence at the time of grant. Incentive Bonuses paid in cash may be deferred under the Corporation's Executive Deferral Plan, subject to the terms and conditions of such plan. An election to defer payment of all or any part of an Incentive Bonus under the Plan shall be made in accordance with such rules as may be established by the
Committee in order to comply with Section 409A of the Code and such other requirements as the Committee shall deem applicable to the deferral.

No Right to Incentive Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Corporation, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Corporation or any Subsidiary of the Corporation.

Amendment and Termination. The Committee may amend the Plan from time to time, provided that any such amendment is subject to approval by the shareholders of the Corporation to the extent required by law or rule and provided further that any such amendment shall not, after the end of the 90-day (or shorter) period described in Section 5(a) of the Plan, cause the amount payable under an Incentive Bonus to be increased as compared to the amount that would have been paid in accordance with the terms established within such period. The Committee may also terminate the Plan at any time.

Claw-back Policy. Each Incentive Bonus granted pursuant to this Plan shall be subject to the terms and conditions of the Corporation's Claw-back Policy, including retroactive application, if required by relevant law, regulation or exchange listing requirement, as the same may be amended from time to time, as a result of which an Eligible Executive may be required to repay or forfeit an Incentive Bonus granted pursuant to this Plan.

Effective Date. This Plan is effective for the Performance Period commencing with the Corporation's 2022 fiscal year.